Exhibit 35.10

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2015, by and among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, PENTALPHA SURVEILLANCE LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2015-NXS2 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from July 1, 2015 through December 31, 2015 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and
2.	To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 4PthP day of March 2016.

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.